Exhibit 10.41




December 29, 2006



Mrs. Kathleen M. Evans
President
AMCON Distributing Company
7405 Irvington Road
Omaha, NE 68122

Dear Kathy:

AMCON Distributing Company, and its subsidiaries and affiliates ("AMCON"), recognizes that your contribution to the growth and success of AMCON will continue to be substantial and desires to assure AMCON of your continued employment. In this connection, the Board of Directors of AMCON (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of AMCON and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of AMCON's management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of AMCON.

In order to induce you to remain in the employ of AMCON, AMCON agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with AMCON is terminated subsequent to a "Change in Control of AMCON" (as defined in Section 2(a) hereof) or under the other circumstances described below.

1. TERM OF AGREEMENT. This Agreement will commence on the date hereof and shall continue in effect until December 31, 2008; provided, however, that commencing on December 31, 2007 and each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of that year, AMCON shall have given notice that it does not wish to extend this Agreement; provided, further that, if a Change in Control of AMCON shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of AMCON occurred.



2.  CHANGE IN CONTROL OF AMCON.

     (a) For purposes of this Agreement, a "Change in Control of AMCON" and "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not AMCON is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

  (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AMCON (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from AMCON or its affiliates) representing 50 percent (50%) or more of the combined voting power of AMCON's then outstanding voting securities; provided, however, that for purposes of this Agreement the term "Person" shall not include (A) AMCON or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of AMCON or any of its subsidiaries,
(C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation, partnership, limited liability company or other entity owned, directly or indirectly, by the stockholders of AMCON in substantially the same proportions as their ownership of stock of AMCON, or (E) any individual, entity or group involved in the acquisition of AMCON's voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of AMCON's then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (ii) below); or

  (ii) there is consummated a merger or consolidation of AMCON or any direct or indirect subsidiary thereof with any other corporation that is not then a direct or indirect subsidiary of AMCON (a "Business Combination"), other than a merger or consolidation (an "Excluded Transaction") which would result in:

     (A) a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

     (B) a Business Combination that would result in AMCON being no longer required to file reports under the Exchange Act.

  (iii) the stockholders of AMCON approve a plan of a complete liquidation or dissolution of AMCON or there is consummation of a sale or other disposition of all or substantially all of the assets of AMCON, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of AMCON's then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of AMCON's then outstanding voting securities.

     (b) Notwithstanding Section 2(a), a Change in Control shall be deemed not to occur solely because there is a transfer of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AMCON from (i) any one or more of William F. Wright, Aristide Investments, L.P., a California limited partnership, Allen D. Petersen, Draupnir, LLC, a Delaware limited liability company, any member of the family of William F. Wright or any member of the family of Allen D. Petersen, to (ii) any one or more of the Persons listed in clause (i) of this subsection (b).

     (c) You agree that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of AMCON, you will remain in the employ of AMCON for a period of six (6) months from and after the occurrence of such Change in Control of AMCON; provided, however, that if during such six-month period (A) your employment is involuntarily terminated by AMCON other than for Cause or (B) you terminate your employment during such six-month period for Good Reason, you shall not be required to remain in AMCON's employ. The foregoing shall in no event limit or otherwise affect your rights under any other provision of this Agreement.

3. TERMINATION FOLLOWING A CHANGE IN CONTROL. If any of the events described in Section 2(a) hereof constituting a Change in Control of AMCON shall have occurred, you shall be entitled to the benefits provided in Section 4(d) hereof upon the termination of your employment upon or following the Change in Control and during the term of this Agreement unless such termination is (i) because of your death or Disability, (ii) by AMCON for Cause, (iii) by you other than for Good Reason or (iv) on or after the date that you attain age sixty-five (65).

     (a) Disability. If, as a result of your incapacity due to physical or mental illness which in the opinion of a licensed physician renders you incapable of performing your assigned duties with AMCON, you shall have been absent from the full-time performance of your duties with AMCON for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given you shall not have returned to the full-time performance of your duties, AMCON may terminate your employment for "Disability."

     (b) Cause. Termination by AMCON of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with AMCON (other than any such failure resulting from termination by you for Good Reason or any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you that specifically identifies the manner in which AMCON believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand,
(ii) the willful engaging by you in conduct which is demonstrably and materially injurious to AMCON, monetarily or otherwise or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with AMCON. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of AMCON.

     (c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of AMCON (each an "Applicable Event") of any one or more of the following:

  (i) the assignment to you of duties inconsistent with your position immediately prior to the Applicable Event or a reduction or adverse alteration in the nature of your position, duties, status or responsibilities from those in effect immediately prior to the Applicable Event;

  (ii) a reduction by AMCON in your annualized and monthly or semi-monthly rate of base salary ("Base Salary") as in effect on the date hereof or as the same shall be increased from time to time;

  (iii) AMCON's requiring you to be based at a location in excess of fifty (50) miles from the location where you are based immediately prior to the Applicable Event;

  (iv) the failure by AMCON to continue, on no less favorable terms to you as the same are in effect immediately prior to the Applicable Event, all of AMCON's employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by AMCON to continue your participation therein on substantially the same (or more favorable to you) basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Applicable Event;


  (v) the failure of AMCON to obtain an agreement from any successor to AMCON to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; and

  (vi) any purported termination by AMCON of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

  Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Your determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.

     (d) Notice of Termination. Any termination by AMCON for Cause or for Disability or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The failure by you to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

     (e) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination, when such a notice is required, or in any other case upon ceasing to perform services to AMCON.

4.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.  After an
Applicable Event has occurred, if, during the term of this Agreement, your employment is terminated or you are in a period of Disability the following shall be applicable:

     (a) During any period prior to your Date of Termination that you fail to perform your full-time duties with AMCON as a result of Disability, your total compensation, including your Base Salary, bonus and any benefits, will continue unaffected until either you return to the full-time performance of your duties or your employment is terminated pursuant to Section 3(a) hereof.

     (b) If your employment shall be terminated by AMCON for Cause or by you other than for Good Reason, AMCON shall pay you your full Base Salary, payable in accordance with AMCON's standard payroll practices, through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder plus all other amounts to which you are entitled under any compensation or benefit plan of AMCON at the time such payments are due in accordance with the applicable plan, and AMCON shall have no further obligations to you under this Agreement.

     (c) If your employment terminates by reason of your death, your benefits shall be determined in accordance with AMCON's retirement, survivor's benefits, insurance and other applicable programs and plans then in effect.

     (d) If your employment by AMCON is either terminated by AMCON (other than for Cause or Disability) or terminated by you for Good Reason, in either case upon or following a Change in Control, you shall be entitled to the following benefits.

  (i) Accrued Compensation and Benefits. The Corporation shall provide you:

     (A) the compensation and benefits accrued through the Date of Termination to the extent not theretofore provided;

     (B) a lump sum cash amount equal to the value of your unused vacation days accrued through the Date of Termination; and

     (C) your normal post-termination compensation and benefits under AMCON's retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Date of Termination, or if more favorable to you, immediately prior to the Applicable Event.

The amounts set forth in (A) and (B) above shall be payable on your next regular payroll date following the Date of Termination. The amounts set forth in (C) above shall be payable in accordance with the terms of the applicable plan, program or arrangement.

  (ii) Lump Sum Severance Payment. The Corporation shall provide to you a severance payment in the form of a cash lump sum distribution equal to your Current Annual Compensation (as defined below) multiplied times two (2); provided, however, that if you attain age 65 within three years of the Date of Termination, your benefit will be limited to a pro rata portion of such benefit based on a fraction equal to the number of full and partial months existing between the Date of Termination and your sixty-fifth (65th) birthday divided by 36 months.

For purposes of this paragraph, the term "Current Annual Compensation" shall mean the sum of:

     (A) your Base Salary in effect immediately preceding the Date of Termination; and

     (B) the average of the actual bonus awarded to you, if any, under any annual bonus plan of AMCON or its predecessor for the three years immediately preceding the Date of Termination.

The severance payment shall be payable upon the first day following the six (6) month anniversary of the Date of Termination.

  (iii) Continuation of Welfare Benefits. Subject to the benefits offset described below, AMCON will arrange to make available to you life and health insurance benefits during the Welfare Continuation Period (as defined below) that are substantially similar to those which you were receiving under an AMCON-sponsored welfare benefit plan immediately prior to the Date of Termination or, if more favorable to you, immediately prior to the Applicable Event. These benefits will be provided at a cost to you that is no greater than the amount paid for such benefits by active employees who participate in such Corporation-sponsored welfare benefit plan or, if less, the amount paid for such benefits by you immediately prior to the Applicable Event. The Welfare Continuation Period extends from the Date of Termination for a period of 24 months, or, if earlier, until your 65th birthday.

The benefits otherwise receivable by you pursuant to this paragraph
(iii) shall be reduced to the extent comparable benefits are actually received by you during the Welfare Continuation Period. For purposes of complying with the terms of this offset, you are obligated to report to AMCON the amount of any such benefits actually received.

     (e) To the extent that the payment of any salary or benefits under this Agreement would cause any part thereof to be subject to additional taxes and interest under Section 409A of the Code, then the payment of such salary or benefits, as the case may be, shall be (a) deferred to the earliest date upon which such benefits can be paid without being subject to such additional taxes and interest, or (b) if such payment is not capable of being deferred consistent with Section 409A of the Code, modified in amount, structure, timing and/or form of payment so that the maximum portion of such salary or benefits can be paid, as the case may be, without being subject to additional taxes and interest under Section 409A of the Code.

5.  SUCCESSORS; BINDING AGREEMENT.

     (a) AMCON will request any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of AMCON or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that AMCON would be required to perform it if no such succession had taken place. Failure of AMCON to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from AMCON in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following an Applicable Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.


     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs or assigns. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your heirs, successors, assigns, or other designee or, if there is no such designee, to your estate.

6. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

7.  MISCELLANEOUS.

     (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

     (b) The Corporation's obligation to pay benefits under this Agreement shall be merely an unfunded and unsecured promise of AMCON to pay money in the future. You, your beneficiaries, and your heirs, successors and assigns, shall have no secured interest or right, title or claim in any property or assets of AMCON.

8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. CLAIMS AND ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Any such arbitration shall be held in Omaha, Nebraska. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11. ENTIRE AGREEMENT. This Agreement supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement.

12. AMENDMENT. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, except that AMCON may amend this Agreement from time to time without your consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to you. You hereby irrevocably consent to such amendments. This Agreement shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

13. EFFECTIVE DATE. This Agreement shall become effective as of the date first set forth above.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to AMCON the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

AMCON DISTRIBUTING COMPANY

By: /s/ William F. Wright
Title:  Chairman



Agreed to this 29th day of December, 2006



/s/ Kathleen M. Evans